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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                                (Amendment No. 3)

--------------------------------------------------------------------------------
         (Name of Issuer)           The S&P 500 Protected Equity Fund
(Title of Class of Securities)      Common Stock
         (CUSIP Number)             78379P103


                                 March 31, 2000
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


CUSIP No. 78379P103                         13G

_______________________________________________________________________________
(1) Name of Reporting Persons I.R.S Identification nos. of Above Persons (entities only)

                  Merrill Lynch, Pierce, Fenner & Smith Incorporated
                  #13-5674085

________________________________________________________________________________
(2)  Check the Appropriate Box if a Member of a Group (See instructions)
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC Use Only



________________________________________________________________________________
4.   Citizenship or Place of Organization

                  Delaware

________________________________________________________________________________
Number of Shares     (5) Sole Voting Power

                                    None
Beneficially   _________________________________________________________________
Owned                  (6) Shared Voting Power

                                    10,576,279
By Each          _______________________________________________________________
Reporting            (7) Sole Dispositive Power

                                    None
Person           _______________________________________________________________
With                 (8) Shared Dispositive Power

                                    10,576,279
_______________________________________________________________________________
(9)   Aggregate Amount Beneficially Owned by Each Reporting Person

                  10,576,279

_______________________________________________________________________________
(10)  Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                 [_]
_______________________________________________________________________________
(11)  Percent of Class Represented by Amount in Row (9)

                  33.6%

_______________________________________________________________________________
(12)  Type of Reporting Person (see instructions)

         BD,CO
_______________________________________________________________________________
(14) Check the appropriate box to designate the rule pursuant to which this
     Schedule is filed:
         [X] Rule 13d-1(b)
         [ ] Rule 13d-1(c)
         [ ] Rule 13d-1(d)
_______________________________________________________________________________

CUSIP No. 78379P103                     13G

_______________________________________________________________________________
Item 1(a)  Name of Issuer:

                  The S&P 500 Protected Equity Fund (the "Company")
_______________________________________________________________________________
Item 1(b)  Address of Issuer's Principal Executive Offices:

                  Merrill Lynch Asset Management L.P.
                  P.O. Box 9081
                  Princeton NJ 08543-9081


_______________________________________________________________________________
Item 2(a)  Name of Person Filing:

                  Merrill Lynch, Pierce, Fenner & Smith Incorporated

_______________________________________________________________________________
Item 2(b)  Address of Principal Business Office, or if None, Residence:

                  Merrill Lynch, Pierce, Fenner & Smith Incorporated
                  World Financial Center, North Tower
                  250 Vesey Street
                  New York, New York 10281
_______________________________________________________________________________

Item 2(c)  Citizenship:
                  SEE ITEM 4 OF COVER
PAGES__________________________________________________________________________
Item 2(d)  Title of Class of Securities:

                  SEE COVER PAGE
_______________________________________________________________________________
Item 2(e)  CUSIP Number:

                  SEE COVER PAGE
_______________________________________________________________________________
Item 3     If This Statement  is Filed  Pursuant to  Rule 13d-1(b), or 13d-2(b)
            or (c), Check Whether the Person Filing is a:

         a.  [X]  Broker or dealer registered under Section 15 of the Exchange
                    Act.
         b.  [_]  Bank as defined in Section 3(a)(6) of the Exchange Act.
         c.  [_]  Insurance  company as defined in Section 3(a)(19) of the
                    Exchange Act.
         d.  [_]  Investment company registered under Section 8 of the
                    Investment Company Act.
         e.  [_]  An investment adviser in accordance with
                    Rule 13d-1(b)(1)(ii)(E);
         f.  [_]  An employee benefit plan or endowment fund in accordance with
                    Rule 13d-1(b)(1)(ii)(F);
         g.  [_]  A parent holding company or control person in accordance with
                    Rule 13d-1(b)(1)(ii)(G);
         h.  [_]  A savings association as defined in Section 3(b) of the
                    Federal Deposit Insurance Act;
         i.  [_]  A  church plan that is excluded  from  the  definition  of an investment company under Section 3(c)(14) of the Investment Company Act;
         j.  [_]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).



CUSIP No.  78379P103                     13G


Item 4.  Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     a.  Amount Beneficially Owned:         SEE ITEM 9 OF COVER PAGES

     Pursuant to 240.13d-4, MLPF&S (the "Reporting Person") disclaims beneficial ownership of the securities of the Company referred to herein, and the filing of this Schedule 13G shall not be construed as an admission that the Reporting Person is, for the purposes of Section 13(d) or 13(g) of the Act, the beneficial owner of any securities of the Company covered by this statement, other than certain securities of the Company held in MLPF&S proprietary accounts.

     b.  Percent of class:                  SEE ITEM 11 OF COVER PAGES

     c.  Number of shares as to which such person has:

          i.   Sole power to vote or to direct the vote:
                                            SEE ITEM 5 OF COVER PAGES
          ii.  Shared power to vote or to direct the vote:
                                            SEE ITEM 6 OF COVER PAGES
          iii. Sole power to dispose or to direct the disposition of:
                                            SEE ITEM 7 OF COVER PAGES
          iv.  Shared power to dispose or to direct the disposition of
                                            SEE ITEM 8 OF COVER PAGES
_______________________________________________________________________________
Item 5.  Ownership of 5 Percent or Less of a Class.

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more that 5 percent of the class of securities, check the following [ ].

                           NOT APPLICABLE
_______________________________________________________________________________
Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

         MLPF&S has discretionary investment authority in respect to certain customer accounts holding in the aggregate 5,500 shares of the common stock of the S&P 500 Protected Equity Fund. Such shares are held on behalf of persons who have the right to receive, or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities. MLPF&S does have an interest that relates to more than 5% of the class of securities herein.

_______________________________________________________________________________
Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

                           NOT APPLICABLE
_______________________________________________________________________________
Item 8.  Identification and Classification of Members of the Group.

                           NOT APPLICABLE
_______________________________________________________________________________
Item 9.  Notice of Dissolution of Group.

                           NOT APPLICABLE
_______________________________________________________________________________

CUSIP No. 78379P103                   13G


Item 10.  Certifications.


     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.




                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.


-------------------------------------------------------------------------------
Dated: April 7, 2000

Merrill Lynch, Pierce, Fenner & Smith Incorporated
-------------------------------------------------------------------------------

/s/ Andrea Lowenthal
-------------------------------------------------------------------------------
Signature

Andrea Lowenthal*
Attorney-in-fact
-------------------------------------------------------------------------------
Name/Title



         *Signed pursuant to a Power of Attorney, dated November 17, 1995, a copy of which is attached hereto as Exhibit A.









                                              Exhibit A to Schedule 13G

                                                  Power of Attorney

The undersigned, Merrill Lynch, Pierce, Fenner & Smith Incorporated, (the "Corporation") a corporation duly organized under the laws of Delaware, with its principal place of business at World Financial Center, North Tower, 250 Vesey Street, New York, New York 10281 does hereby make, constitute and appoint Richard B. Alsop, Richard D. Kreuder, Andrea Lowenthal, Gregory T. Russo, or any other individual from time to time elected or appointed as secretary or an assistant secretary of the Corporation, acting severally, each of whose address is Merrill Lynch & Co., Inc., World Financial Center, North Tower, 250 Vesey Street, New York, New York 10281, as its true and lawful attorneys-in-fact, for it and in its name, place and stead (i) to execute on behalf of the Corporation and cause to be filed and/or delivered, as required under Section 13(d) of the Securities Exchange Act of 1934 (the "Act") and the regulations thereunder, any number, as appropriate, of original, copies, or electronic filings of the Securities and Exchange Commission Schedule 13D or Schedule 13G Beneficial Ownership Reports (together with any amendments and joint filing agreements under Rule 13d-1(f) (1) of the Act, as may be required thereto) to be filed and/or delivered with respect to any equity security (as defined in Rule 13d-1(d) under the Act) beneficially owned by the undersigned and which must be reported by the undersigned pursuant to Section 13(d) of the Act and the regulations thereunder, (ii) and generally to take such other actions and perform such other things necessary to effectuate the foregoing as fully in all respects as if the undersigned could do if personally present. This Power of Attorney shall remain in effect until revoked, in writing, by the undersigned.

         IN WITNESS WHEREOF, the undersigned has executed this Power of Attorney, this 17th day of November 1995.



         MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED


         By:      /s/ David H. Komansky
         Name:    David H. Komansky
         Title:   President and Chief Operating Officer